Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS THIRD QUARTER COMPARABLE-STORE SALES INCREASE OF 1.9%;  REAFFIRMS 3Q EARNINGS GUIDANCE

CHESAPEAKE, Va. – November 8, 2007 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal third quarter of 2007 were $997.8 million, a 9.6% increase compared to $910.4 million in last year’s fiscal third quarter.  Comparable-store sales for the quarter increased 1.9%.

“Sales gains were driven by increases in store traffic and average ticket,” President and CEO Bob Sasser said.  “Our seasonal sales were strong as both the Halloween and Back-to-School selling seasons were solid.

“Looking forward to the fourth quarter, our inventory is in excellent shape, our stores have quickly transitioned into Christmas with a great line-up of seasonal product and every-day values, and we now have the added convenience of Visa credit acceptance at all of our stores, just in time for peak holiday sales.”

The Company expects diluted earnings per share for the third quarter to be within the previous guidance range of $0.35 to $0.38.

The Company recently announced the roll-out of Visa credit card acceptance to all of its stores effective October 31, 2007.

The Company will provide more detailed information about its third quarter 2007 operating results and guidance for the fourth quarter during its upcoming earnings conference call scheduled for Wednesday, November 28, 2007, 9:00 a.m. EST.  The telephone number for the call is 800-811-8845.  A recorded version of the call will be available until midnight Tuesday, December 4, and may be accessed by dialing 888-203-1112 and the pass code is 5940726.  International callers may dial 719-457-0820 and the pass code is 5940726.  A webcast of the call will be accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm.

Dollar Tree operated 3,401 stores in 48 states as of November 3, 2007, compared to 3,192 stores one year ago.  During the third quarter of 2007, the Company opened 79 stores, closed 12 stores, and expanded or relocated 40 stores.  The Company’s retail selling square footage totaled approximately 28.2 million at November 3, 2007, an 8.9% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For example, our forward-looking statements include statements regarding expectations about third quarter results.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed September 12, 2007.  In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in our documents could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

Return to Form 8K

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